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                                PRESS RELEASE

                             FOR IMMEDIATE RELEASE


                                   GulfMark Offshore Reports
                                 Financial Results


August 8, 2000 - Houston - GulfMark Offshore, Inc. (NASDAQ:GMRK) today announced net income for the quarter ended June 30, 2000 of $1.4 million, or $0.17 per share (diluted), on revenues of $20.0 million. This compares to net income of $1.8 million, or $0.22 per share (diluted), on revenues of $19.6 million for the second quarter of 1999. When compared to the first quarter of 2000, the current period reflects increases of $5.6 million in revenues, $4.8 million in operating income and $3.6 million in net income as the Company continues to benefit from improving markets globally.

The majority of the improvements in the current quarter were realized late in the period as the Company's fleets in all markets experienced both higher dayrates and utilization. The North Sea based fleet saw average dayrates and utilization increase to $9,507 and 92.8%, respectively, in the second quarter compared to $7,608 and 78.4% in the first quarter. Average dayrates in both Southeast Asia and Brazil showed slight increases when compared to the first quarter, while utilization in these regions increased by 8.9% for the 12 boats in Southeast Asia and 1.9% for the 3 boats in Brazil.

The Company's results for the second quarter of 2000 compared to the second quarter of 1999 also show some favorable trends. While the overall dayrate and utilization were lower in the current year period, the operating income reflects an improvement as a result of the additions of the Highland Pioneer, the Highland Guide and the Highland Scout. Net income is lower in the current quarter than in the same quarter last year due to capitalized interest expense in 1999 (approximately $0.4 million). Bruce Streeter, President and COO, said "The improvement in activity we began to see late in the first quarter in the North Sea has continued throughout the second quarter and now into the third. Term rates have been steadily climbing to the present level and are currently near the average rates that we saw during 1999. Improvements in the Southeast Asia fleet, while not as pronounced as in the North Sea, have begun to materialize. Utilization has seen a steady improvement which is normally a precursor to rate improvements. The number of requests for proposals indicates a level of optimism and signals an increase in activity for the region."

The Company's $75.0 million credit facility remains unused and working capital currently stands at $35.3 million. As was announced on August 7, 2000, subsequent to the end of the quarter, the Company's cash position received an infusion of $8.5 million related to the sale of the 1982 built vessel, the Highland Fortress, which will leave both the North Sea and oil service sector. To replace this vessel, the Company has entered into an agreement with the

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Aker Brattvaag Group, Norway for a newbuild vessel similar to the 1998 built vessel, the Highland Rover, at a contract price below $15.0 million.

GulfMark will hold a conference call to discuss the second quarter earnings with analysts, investors and other interested parties at 9:00 A.M. CDT/10:00 A.M. EDT on Wednesday, August 9, 2000. Those interested in participating in the conference call should call 888/273-9890 (612/332-0725, if outside the U.S. and Canada) a few minutes in advance of the start time and ask for the GulfMark conference. The conference call will also be available via audio Webcast at http://www.vcall.com. A replay will be available after the conference call at 800/475-6701 (320/365-3844 if outside the U.S. and Canada) with the access code of 531479.


Contact:	Edward A. Guthrie, Executive Vice President
		(713) 963-9522


This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which involve known and unknown risk, uncertainties and other factors. Among the factors that could cause actual results to differ materially are: price of oil and gas and their effect on industry conditions; industry volatility; fluctuations in the size of the offshore marine vessel fleet in areas where the Company operates; changes in competitive factors; and other material factors that are described from time to time in the Company's filings with the SEC. Consequently, the forward-looking statements contained herein should not be regarded as representations that the projected outcomes can or will be achieved.






















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                               OPERATING RESULTS
                       (in 000's except per share amounts)

                                       Three Months Ended     Six Months Ended
                                            June 30,             June 30,
                                       ------------------   ------------------
                                         2000      1999       2000      1999
                                       --------  --------   --------  --------
REVENUES.............................  $ 20,039  $ 19,622   $ 34,452  $ 40,749
Direct operating expenses............     8,653     8,690     16,624    16,881
Bareboat charter expense.............     1,675     1,764      3,431     3,519
Depreciation and amortization........     3,391     3,229      6,484     6,349
General and administrative expenses..     1,503     1,470      3,110     3,113
                                       --------  --------   --------  --------
  OPERATING INCOME...................     4,817     4,469      4,803    10,887

Interest expense, net of interest
  income.............................    (2,801)   (2,286)    (5,615)   (4,458)
Loss from unconsolidated venture.....      (152)      (36)      (511)      (36)
Other, net...........................        78       186        147        78
                                       --------  --------   --------  --------
Income (loss) before income taxes....     1,942     2,333     (1,176)    6,471
Income tax (provision) benefit.......      (529)     (530)       437    (1,760)
                                       --------  --------   --------  --------
  Net income (loss)..................  $  1,413  $  1,803   $   (739) $  4,711
                                       ========  ========   ========  ========
BASIC EARNINGS PER SHARE:
  NET INCOME (LOSS)..................  $   0.17  $   0.22   $  (0.09) $   0.58
                                       ========  ========   ========  ========
DILUTED EARNINGS PER SHARE:
  NET INCOME (LOSS)..................  $   0.17  $   0.22   $  (0.09) $   0.57
                                       ========  ========   ========  ========

Weighted average common shares.......     8,161     8,129      8,150     8,126
Weighted average diluted common
  shares.............................     8,317     8,268      8,150     8,260

RATES PER DAY WORKED
  North Sea based fleet..............  $  9,507  $ 10,139   $  8,638  $ 10,449
  Southeast Asia based fleet.........     3,870     4,799      3,866     4,841
  Brazil based fleet.................     8,600     8,033      7,869     8,740

OVERALL UTILIZATION %
  North Sea based fleet..............      92.8%     93.7%      85.6%     94.4%
  Southeast Asia based fleet.........      62.7%     58.0%      58.2%     60.8%
  Brazil based fleet.................      97.1%     89.9%      95.9%     94.3%

AVERAGE OWNED OR CHARTERED
  North Sea based fleet..............      19.0      18.0       19.0      18.0
  Southeast Asia based fleet.........      12.0      11.0       12.0      11.0
  Brazil based fleet.................       3.0       2.0        3.0       2.0
                                       --------  --------   --------  --------
     Total...........................      34.0      31.0       34.0      31.0
                                       ========  ========   ========  ========



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